CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 29, 2016, relating to the financial statements and financial highlights which appears in the December 31, 2015 Annual Reports to Shareholders of AMG Chicago Equity Partners Balanced Fund, AMG GW&K Enhanced Core Bond Fund, AMG Managers High Yield Fund, AMG Managers Intermediate Duration Government Fund, AMG Managers Short Duration Government Fund, five of the series constituting AMG Funds II, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 29, 2016